Exhibit 99.1

Magnum Hunter Resources Corporation Announces Closing of $150 Million Senior Revolving Credit Facility
11/24/2009

HOUSTON, TX--(Marketwire - 11/24/09) - Magnum Hunter Resources Corporation (AMEX:MHR) (the "Company") announced today that the Company has closed on its previously announced commitment for a new $150 million three-year term senior secured revolving credit facility ("the new bank facility") provided by the Bank of Montreal ("BMO"). Magnum Hunter intends to use the initial advance under the new bank facility to repay all current borrowings under existing loan facilities with CIT. The full repayment of those loans occurred yesterday. The borrowing base will likely increase as the Company continues to grow its proved reserve base as contemplated with the next closing within the next sixty days on the acquisition of Triad Resources and affiliated assets.

The new bank facility is governed by a semi-annually borrowing base redetermination derived from the Company's proved crude oil and natural gas reserves. The initial borrowing base has been established at $25 million; however, the Company's borrowing base may be increased up to the maximum commitment level of $150 million as the Company's asset base grows.

All other terms and conditions are those usual and customary for this type of commercial bank borrowing facility. The applicable interest rate margin for this new bank facility will range from LIBOR plus 2.50% to LIBOR plus 3.50% depending on the amount drawn on the facility. The final agreement, which includes the specific terms and covenants governing the Company's new bank facility, will be filed with the Securities and Exchange Commission. BMO acted as Lead Arranger, Book Runner and Administrative Agent for the Company's new senior credit facility.

Management Comments

Mr. Ronald D. Ormand, Executive Vice President and Chief Financial Officer of the Company, commented, "As part of our strategy to position the Company for future growth, we are pleased to have closed on this new $150 million revolving credit facility. We appreciate the work performed by the senior credit officers at the Bank of Montreal to put this new lending facility into place. Having one of the premier lenders to the North American industry approve a $150 million facility is a testament to senior management's long standing banking relationships as well as our relationship with BMO. The new credit facility along with other recent financing efforts will allow the Company to continue making accretive oil and gas property acquisitions in order to further enhance shareholder value. It will also provide a significant portion of the required funds necessary to close the Triad Resources acquisition currently scheduled in January 2010."

About Magnum Hunter Resources

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the "big four" emerging shale plays in the United States.

For more information, please view our website at http://www.magnumhunterresources.com/

Forward-looking Statements

The statements contained in this press release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21 E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements, without limitation, regarding the Company's expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements may relate to, among other things: (1) the Company's proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company's proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company's ability to finance the continued exploration, drilling and operation of its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties; and (3) the general risks associated with oil and gas exploration, development and operation, including those risks and factors described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K, Form 10-K/A and Form10-K/A for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009, April 29, 2009 and September 11, 2009, respectively, and the Company's Quarterly Reports on Form 10-Q for the quarters ending March 31, 2009, June 30, 2009 and September 30, 2009, filed on My 11, 2009, August 14, 2009 and November 16, 2009, respectively. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

M. Bradley Davis

Senior Vice President of Capital Markets

 bdavis@magnumhunterresources.com

(832) 203-4545